Exhibit 10.43

October 24, 2006

Robert L. De Jager, M.D., F.A.C.P.

Dear Robert,

On behalf of Kosan Biosciences Incorporated (“Kosan” or the “Company”), I am pleased to extend to you an offer of employment for the position of Senior Vice President, Clinical Development and Chief Medical Officer, reporting to me. We are very excited at the prospect of having you join us and becoming a key contributor to our efforts. I am looking forward to working closely with you.

Your monthly salary will be $27,083.33 ($325,000 on an annualized basis). We also offer you a $50,000 sign on bonus. Should you leave your employment with Kosan within the first twelve (12) months of employment you will owe this sign on back to the company. Your personal coverage under Kosan’s current benefit plans will become effective on your first day of full-time work at Kosan (your “start date”). We expect that your start date will be as soon as practical.

As soon as you accept this offer, we will recommend to the Board of Directors that you be granted an option to purchase 150,000 shares of Kosan Common Stock under the Kosan Stock Option Plan (the “Plan”). The option shares will vest over four years, with one-fourth vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years as provided in the Plan. This option grant is subject to the approval of the Board and your execution of our standard Stock Option Agreement. Subject to Board or Compensation Committee approval of the grant, the exercise price will be equal to the closing price of the stock one trading day prior to your start date.

Starting in 2007, you will be eligible to participate in our bonus plan. We will recommend to the Board of Directors that you be able to earn up to 35% of your annual salary based on achieving your goals and objectives and Kosan’s achievement of its corporate goals and objectives.

In addition to the foregoing, to assist you in your relocation to the Bay Area, Kosan will provide you with interim housing for up to ninety (90) days. Kosan will reimburse you for the cost of the movement of your household goods (including packaging) from the San Diego area to the San Francisco area. We expect that such a move will take place within twelve (12) months of your start date. These relocation expenses will be grossed up for tax purposes.

This offer of employment is contingent upon your successfully undergoing a background check. Your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

As a condition of your employment, you must carefully review, sign, and comply with the enclosed Employee Proprietary Information and Invention Assignment Agreement. Also as a condition of your employment, you agree to abide by the Company’s policies and procedures, as adopted from time to time, and to refrain from any activities that conflict with your obligations to the Company. You represent that you do not have any agreements with any third parties (e.g., former employers), including but not limited to non-competition or proprietary information agreements, that will conflict with or limit your ability to discharge your duties to Kosan. You agree that, in the course of your work for Kosan, you will not make any unauthorized use or disclosure of any proprietary information or materials of any third party (e.g., a former employer).

The Immigration Reform and Control Act of 1986 requires that every person present to potential employers proof of identity and eligibility or authorization to accept employment in the United States. In order to comply with this law, and before you can become a Kosan employee, you must provide appropriate documentation to prove both your identity and legal eligibility to be employed by Kosan. Acceptable forms of documentation are described on the attachment to this offer letter. Please be sure to bring this documentation with you on your first day of employment.

This letter, (together with your Employee Proprietary Information and Inventions Agreement and any stock option grant agreement you receive) constitutes the complete and exclusive statement of your agreement with Kosan concerning the subject matter hereof. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it cannot be changed except in a written agreement, signed by you and a duly authorized officer of Kosan.

Robert, we are very excited at the prospect of your joining Kosan Biosciences. Please do not hesitate to contact me if you have any questions.

To indicate your acceptance of our offer, please sign and date one copy of this letter and the Employee Proprietary Information and Invention Assignment Agreement and return them to me.

Sincerely,

Kosan Biosciences		AGREED AND ACCEPTED:

By:	/s/ Robert G. Johnson, Jr.	/s/ Robert L. De Jager
	Robert Johnson, M.D., Ph.D.	NAME
Chief Executive Officer

Date: October 24, 2006

Date your employment begins:
November 6, 2006